Exhibit 12.1


                                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                      (DOLLARS IN MILLIONS)
                                                                    YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                           1998      1999       2000       2001       2002
                                                           ----      ----       ----       ----       ----
EARNINGS:
     Pre-Tax income from continuing operations            $(11)      $ 46       $ 15       $(73)      $(32)
Plus fixed charges                                          73         84         75         60         60
Plus amortization of capitalized interest                    -          1          1          2          1
Less interest capitalized                                    -          1          1          1          1
                                                       -------    -------    -- ----    -------    -------
TOTAL EARNINGS, BEFORE FIXED CHARGE                       $ 62       $130       $ 90       $(12)      $(28)
                                                       =======    =======    == ====    =======    =======
FIXED CHARGES:
     Interest expensed and capitalized                    $ 73       $ 84       $ 75       $ 60       $ 60
                                                       -------    -------    -- ----    -------    -------
TOTAL FIXED CHARGES                                       $ 73       $ 84       $ 75       $ 60       $ 60
                                                       =======    =======    =======    =======    =======
Ratio of earnings to fixed charges                           -       1.55       1.20          -          -
Earnings to fixed charges deficiency                      $ 11          -          -       $ 72       $ 32